Exhibit 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of material federal income tax considerations to a holder of Colonial Properties Trust common shares, or Common Shares. As used in this section, the term “Colonial Properties” refers solely to Colonial Properties Trust, and the term “CRLP” refers to Colonial Realty Limited Partnership.

     Because this discussion is intended to address only material federal income tax considerations relating to the ownership and disposition of Common Shares that are applicable to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	you may be subject to special rules that are not discussed below if you are:

•	a tax-exempt organization;

•	a broker-dealer;

•	a trader in securities that elects to mark to market;

•	a person who holds Common Shares as part of a hedge, straddle or conversion transaction;

•	a person who acquired Common Shares pursuant to the exercise of employee share options or otherwise as compensation;

•	a person who does not hold its Common Shares as a capital asset;

•	a person that has a functional currency other than the U.S. dollar;

•	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons;”

•	a trust;

•	an estate;

•	a regulated investment company;

•	a REIT;

•	an insurance company;

•	a bank or other financial institution;

•	a U.S. expatriate; or

•	otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local, or foreign tax considerations; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

     You are urged to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of Common Shares on your tax situation, including any state, local or non-U.S. tax consequences and the effect of the provisions in the American Jobs Creation Act on your ownership of Common Shares.

     The information in this section is based on the current Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Colonial Properties as a REIT

General

     Colonial Properties has elected to be taxed as a REIT under the Code commencing with its first taxable year in 1993. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification.

     Colonial Properties believes that it is organized and has operated, and Colonial Properties intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that Colonial Properties has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon Colonial Properties’ ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Colonial Properties, Colonial Properties cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

     So long as Colonial Properties qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to Colonial Properties shareholders. This treatment eliminates or substantially reduces the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, Colonial Properties will be subject to federal income tax as follows:

•	Colonial Properties will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	Colonial Properties may be subject to the “alternative minimum tax.” See “U.S. Taxation of Taxable U.S. Shareholders—Other Tax Considerations” for a discussion regarding the apportionment of alternative minimum tax adjustments to Colonial Properties’ shareholders.

•	If Colonial Properties has net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	Colonial Properties’ net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. See “—Taxation of Colonial Properties as a REIT—Income Tests Applicable to REITs” for a discussion regarding the tax on prohibited transactions.

•	If Colonial Properties fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either:

•	the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year; or

•	the amount by which 95% (90% for the 2001 through 2004 taxable years) of its gross income exceeds the amount of its income qualifying for the 95% test;

multiplied in either case by a fraction intended to reflect Colonial Properties’ profitability.

•	Colonial Properties will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions carried forward from the prior year, and amounts retained for which federal income tax was paid. The required distribution for each calendar year is equal to the sum of:

•	85% of its REIT ordinary income for the year;

•	95% of its REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

•	Colonial Properties may elect to retain and pay income tax on its net long-term capital gain. See “U.S. Taxation of Taxable U.S. Shareholders—Distributions.”

•	Colonial Properties will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Colonial Properties, its tenants and/or its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If Colonial Properties acquires any asset from a taxable “C” corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from that “C” corporation. To its knowledge, prior to the April 2005 merger of Cornerstone Realty Income Trust Inc. into Colonial Properties, Colonial Properties has not acquired any assets from a “C” corporation in a carry-over basis transaction. In 2003, Cornerstone acquired several assets from a regular C corporation in a carry-over basis transaction and, accordingly, Colonial Properties, as successor to Cornerstone, will be subject to corporate level tax (at the highest regular rate) on the built-in gain in those assets at the time of the 2003 merger if those assets are sold in taxable transactions prior to May 29, 2013. Furthermore, if Cornerstone was not qualified as a REIT at the time of the merger, and the merger qualifies as a tax-free reorganization, Colonial Properties would be subject to corporate tax on the built-in gain in the Cornerstone assets at the time of the merger if Colonial Properties sells those assets in a taxable transaction during the ten-year period following the merger.

•	With regard to Colonial Properties’ 2005 and subsequent taxable years, if Colonial Properties fails to satisfy the 5% asset test, the 10% value limitation, or the 10% voting security limitation discussed below because Colonial Properties owns assets the total value of which exceeds a statutory de minimis standard but nonetheless maintains its qualification as a REIT because other requirements are met, Colonial Properties will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

•	With regard to Colonial Properties’ 2005 and subsequent tax years, if Colonial Properties fails to satisfy a requirement under the Code (other than the 75% and 95% gross income tests, the 5% asset test and the 10% voting security and 10% value limitations) the failure of which would result in the loss of Colonial Properties’ REIT status, and the failure is due to reasonable cause and not willful neglect, Colonial Properties may nonetheless maintain its qualification as a REIT if it pays a penalty of $50,000 for each such failure.

•	If Colonial Properties fails to comply with the requirements to send annual letters to its shareholders requesting information regarding the actual ownership of its Common Shares and the failure was not due to reasonable cause or was due to willful neglect, Colonial Properties will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

     Furthermore, notwithstanding Colonial Properties’ status as a REIT, Colonial Properties also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and certain foreign income and other taxes to the extent that Colonial Properties owns assets or conducts operations in foreign jurisdictions. Moreover, each of Colonial Properties’ taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

     If Colonial Properties is subject to taxation on its REIT taxable income or is subject to tax due to a sale of a built-in gain asset that was acquired in a carry-over basis from a “C” corporation, a portion of the dividends Colonial Properties pays to Colonial Properties shareholders who are taxed as individuals during the following year may be subject to reduced capital gains rates rather than at ordinary income rates. See “U.S. Taxation of Taxable U.S. Shareholders — Qualified Dividend Income.”

     Requirements for Qualification as a REIT

     The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     Conditions (1), (2), (3) and (4) above must be met during the entire taxable year. Condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

     Colonial Properties believes that it has issued sufficient shares with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, the Colonial Properties declaration of trust contains restrictions regarding the transfer of its shares that are intended to assist Colonial Properties in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Colonial Properties will be able to satisfy these share ownership requirements. To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Colonial Properties complies with the annual letters requirement and it does not know and, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above. If Colonial Properties fails to satisfy these share ownership requirements, it will fail to qualify as a REIT unless it qualifies for certain relief positions.

     To qualify as a REIT, Colonial Properties cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Colonial Properties elected to be taxed as a REIT beginning with its first taxable year in 1993. Therefore, Colonial Properties has not had any undistributed non-REIT earnings and profits of its own. Prior to the merger, Colonial Properties has not merged with any other companies with preexisting operations and therefore could not have inherited any undistributed non-REIT earnings and profits. As a result, Colonial Properties does not believe that it has any undistributed non-REIT earnings and profits. However, the IRS could determine otherwise. In addition, if Cornerstone failed to qualify as a REIT at the time of the April 2005 merger of Cornerstone into Colonial Properties, Colonial Properties would have acquired any undistributed non-REIT earnings and profits that Cornerstone had at the time of the merger. Colonial Properties received an opinion of counsel to Cornerstone at the closing of the merger to the effect that Cornerstone qualified as a REIT at the time of the merger. Due to Cornerstone’s significant return of capital distributions in recent years, projected taxable income for 2005 and expected distributions for 2005 prior to the merger, Colonial Properties does not believe that Cornerstone had any undistributed earnings and profits at the time of the merger even if it had failed to qualify as a REIT at the time of the merger. However, the IRS could determine otherwise. Even if it were later determined by the IRS that Colonial Properties did inherit non-REIT earnings and profits from Cornerstone in the merger, Colonial Properties would be able to maintain its REIT qualification by using the “deficiency dividend” procedures to distribute the non-REIT earnings and profits to shareholders. The deficiency dividend procedures would require Colonial Properties to make a distribution to shareholders of the non-REIT earnings and profits within 90 days of the determination and to pay to the IRS an interest charge on 50% of any non-REIT earnings and profits that were not distributed prior to December 31, 2005.

     Qualified REIT Subsidiaries

     If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Colonial Properties is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

     Taxable REIT Subsidiaries

     A “taxable REIT subsidiary” of Colonial Properties is a corporation in which Colonial Properties directly or indirectly owns stock and that elects, together with Colonial Properties, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code In addition, if a taxable REIT subsidiary of Colonial Properties owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Colonial Properties. A taxable REIT subsidiary is a corporation subject to regular federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

     Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing Colonial Properties to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to Colonial Properties. In addition, Colonial Properties will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among Colonial Properties, Colonial Properties’ tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by Colonial Properties from, or expenses deducted by, Colonial Properties’ taxable REIT subsidiaries.

     Ownership of Partnership Interests by a REIT

     Treasury regulations provide that a REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Colonial Properties’ proportionate share of the assets and items of income of CRLP and other partnerships and limited liability companies in which Colonial Properties holds direct or indirect interests, which are collectively referred to as the “Partnerships,” including the Partnerships’ share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Colonial Properties for purposes of applying the asset and income tests. Colonial Properties has control over CRLP and substantially all of the partnership and limited liability company subsidiaries of CRLP and intends to operate them in a manner that is consistent with the requirements for qualification of Colonial Properties as a REIT.

     Income Tests Applicable to REITs

     To qualify as a REIT, Colonial Properties must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of the REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of Colonial Properties’ gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities.

     Rents received by Colonial Properties will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. Under certain circumstances, an increase in rent paid by a greater than 50% owned taxable REIT subsidiary as a result of a lease modification will not be treated as rents from real property. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

     Generally, for rents to qualify as rents from real property for purposes of the gross income tests, Colonial Properties may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, Colonial Properties may not provide “impermissible services” to tenants (except through an independent contractor from whom Colonial Properties derives no revenue and that meets other requirements or through a taxable REIT subsidiary), without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of Colonial Properties’ direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of Colonial Properties’ total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property. Colonial Properties believes that all services provided to tenants by Colonial Properties, CRLP or its subsidiaries (other than those the income from which meets the 1% “de minimis” services exception described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) should be considered permissible services, although there can be no assurance that the IRS will not contend otherwise.

     Unless Colonial Properties determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by Colonial Properties in the taxable year, will not jeopardize Colonial Properties’ status as a REIT, Colonial Properties does not and does not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

     CRLP may receive management fees, with respect to certain properties not owned entirely by CRLP. A portion of such fees (corresponding to that portion of a property owned by a third-

party) will not qualify under the 75% or 95% gross income test. CRLP also may receive certain other types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends and interest (unless paid on a note secured by real estate paid by Colonial Properties Services, Inc.) will not qualify under the 75% gross income test. Colonial Properties believes, however, that the aggregate amount of such fees and other nonqualifying income in any taxable year will not cause Colonial Properties to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

     “Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. Colonial Properties does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

     From time to time, Colonial Properties will enter into hedging transactions with respect to one or more of its assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or similar financial instruments. For taxable years prior to 2005, to the extent that such financial instruments were entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred by Colonial Properties to acquire or carry real estate assets, any periodic payments or gains from disposition are treated as qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). If, however, part or all of the indebtedness were incurred for other purposes, then part or all of the income for such years would be nonqualifying income for purposes of both gross income tests. Colonial Properties intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. For 2005 and thereafter, income or gain from hedging transactions will be disregarded for purposes of the 95% gross income test if the hedge is entered into in the normal course of Colonial Properties’ business primarily to manage the risk of interest rate changes with respect to indebtedness incurred or to be incurred by Colonial Properties to acquire or carry real estate assets and Colonial Properties meets specified identification requirements.

     If Colonial Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Colonial Properties’ failure to meet the tests is due to reasonable cause and not due to willful neglect, and Colonial Properties discloses to the IRS the sources of its income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances Colonial Properties would be entitled to the benefit of these relief provisions. For example, if Colonial Properties fails to satisfy the gross income tests because nonqualifying income that Colonial Properties intentionally incurs exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Colonial Properties, Colonial Properties will fail to qualify as a REIT. As discussed above, under “— Taxation of Colonial Properties as a REIT — General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

     Any gain realized by Colonial Properties on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Colonial Properties’ share of this type of gain realized by CRLP, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Any income from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, Colonial Properties will not be treated as a dealer in real property with respect to a property that it sells for the purposes of the 100% tax if (i) Colonial Properties has held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale are less than 30% of the net selling price of the property, and (iii) Colonial Properties either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of Colonial Properties’ assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom Colonial Properties derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” Colonial Properties intends to hold its properties, and CRLP intends to hold its properties, for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. However, not all of Colonial Properties’ sales will satisfy the “safe harbor” requirements described above. Furthermore, there are certain interpretive issues related to the application of the “safe harbor” that are not free from doubt under the federal income tax law. While Colonial Properties acquires and holds its properties with an investment objective and does not believe they constitute dealer property, Colonial Properties cannot provide any assurance that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax or that the IRS would not challenge any interpretation by Colonial Properties of, or any reliance by Colonial Properties on, the “safe harbor” provisions.

     Asset Tests Applicable to REITs

     At the close of each quarter of its taxable year, Colonial Properties must satisfy four tests relating to the nature of its assets:

(1)	at least 75% of the value of Colonial Properties’ total assets must be represented by real estate assets, cash, cash items and government securities. Colonial Properties’s real estate assets include, for this purpose, its allocable share of real estate assets held by CRLP and the non-corporate subsidiaries of CRLP, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of Colonial Properties;

(2)	not more than 25% of Colonial Properties’ total assets may be represented by securities other than those in the 75% asset class;

(3)	except for securities described in (1) above and securities in taxable REIT subsidiaries:

•	the value of any one issuer’s securities owned by Colonial Properties may not exceed 5% of the value of Colonial Properties’ total assets;

•	Colonial Properties may not own more than 10% of any one issuer’s outstanding voting securities;

•	Colonial Properties may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

(4)	not more than 20% of the value of Colonial Properties’ total assets may be represented by securities of one or more taxable REIT subsidiaries.

     Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test if the debt securities: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test only, to the extent Colonial Properties holds debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of Colonial Properties’ interest as a partner in the partnership, are not considered securities.

     Debt will meet the “straight debt” safe harbor if (1) neither Colonial Properties, nor any of its controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by Colonial Properties), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Internal Revenue Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

     After initially meeting the asset tests at the close of any quarter, Colonial Properties will not lose its status as a REIT if it fails to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include Colonial Properties increasing its interest in CRLP as a result of a merger, the exercise by limited partners of their redemption right relating to units in CRLP, or an additional capital contribution of proceeds of an offering Colonial Properties shares by Colonial Properties. Colonial Properties intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If Colonial Properties were to fail to cure noncompliance with the asset tests within this time period, Colonial Properties would cease to qualify as a REIT, unless, with regard to Colonial Properties’ 2005 and subsequent taxable years, Colonial Properties satisfies certain relief provisions.

     Furthermore, for Colonial Properties’ taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed either 1% of Colonial Properties’ assets at the end of the relevant quarter or $10,000,000, Colonial Properties can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which Colonial Properties first identifies the failure of the asset test. For a violation of any of the asset tests (including the 75%, 25% and the 20% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Colonial Properties can avoid disqualification as a REIT if the violation is due to reasonable cause and Colonial Properties disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances Colonial Properties would be entitled to the benefit of these provisions.

     Colonial Properties Services, Inc. has elected, together with Colonial Properties, to be treated as a taxable REIT subsidiary of Colonial Properties. So long as Colonial Properties Services, Inc. qualifies as a taxable REIT subsidiary, Colonial Properties will not be subject to the 5% asset test, 10% voting securities limitation and 10% value limitation with respect to Colonial Properties Services, Inc. Colonial Properties may acquire securities in other taxable REIT subsidiaries in the future. Colonial Properties believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets.

     As of each relevant testing date prior to the election to treat Colonial Properties Services, Inc. as a taxable REIT subsidiary, which election first became available as of January 1, 2001, Colonial Properties did not own more than 10% of the voting securities of Colonial Properties Services, Inc. or any other issuer. In addition, Colonial Properties believes that as of each relevant testing date prior to the election to treat Colonial Properties Services, Inc. or any other corporation in which Colonial Properties owns an interest as a taxable REIT subsidiary of Colonial Properties, Colonial Properties’ pro rata share of the value of the securities, including unsecured debt, of any issuer did not exceed 5% of the total value of Colonial Properties’ assets.

     With respect to each issuer in which Colonial Properties currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Colonial Properties believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of Colonial Properties’ assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, Colonial Properties cannot provide any assurance that the IRS might not disagree with Colonial Properties’ determinations.

     Annual Distribution Requirements

     To qualify as a REIT, Colonial Properties is required to distribute dividends, other than capital gain dividends, to Colonial Properties shareholders each year in an amount at least equal to (1) the sum of (a) 90% of Colonial Properties’ REIT taxable income, computed without regard to the dividends paid deduction and Colonial Properties’ net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if Colonial Properties recognizes any built-in gain, Colonial Properties will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “— Taxation of Colonial Properties as a REIT — General” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate or in the following taxable year if declared before Colonial Properties timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

     Colonial Properties believes that it has made and intends to continue to make timely distributions sufficient to satisfy its annual distribution requirements. It is possible, however, that Colonial Properties, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In this event, Colonial Properties may find it necessary to cause CRLP to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of Common Shares of Colonial Properties.

     Under some circumstances, Colonial Properties may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Colonial Properties’ deduction for dividends paid for the earlier year. Thus, Colonial Properties may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Colonial Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Dividend distributions must generally be made during the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if Colonial Properties declares a dividend in October, November, or December of any year with a record date in one of these months and pays the divided on or before January 31st of the following year, Colonial Properties will be treated as having paid the dividend on December 31st of the year in which the divided was declared. Second, distributions may be made in the following year if the dividends are declared before Colonial Properties timely files its tax return for the year and pays the dividend within the 12 month period following the close of the year and before the first regular dividend payment made after such declaration. To the extent that Colonial Properties does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these undistributed amounts at regular capital gains or ordinary corporate tax rates, as the case may be.

     Furthermore, Colonial Properties will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed, excess distributions from the preceding tax year, and amounts retained for which federal income tax was paid if Colonial Properties fails to distribute by the end of a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of:

•	85% of its REIT ordinary income for the year;

•	95% of its REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

     A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

     Under certain circumstances, Colonial Properties may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in Colonial Properties’ deduction for dividends paid for the earlier year. Thus, Colonial Properties may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Colonial Properties would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     Record-Keeping Requirements

     Colonial Properties is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

     Failure to Qualify

     If Colonial Properties fails to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Taxation of Colonial Properties as a REIT—Asset Tests Applicable to REITs” and “—Taxation of Colonial Properties as a REIT—Income Tests Applicable to REITs”), Colonial Properties can avoid disqualification of its REIT status by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Colonial Properties fails to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, Colonial Properties will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Colonial Properties fails to qualify as a REIT, Colonial Properties will not be required to make any distributions to shareholders, and any distributions that are made to shareholders will not be deductible by Colonial Properties. As a result, Colonial Properties’ failure to qualify as a REIT would significantly reduce the cash available for distributions by Colonial Properties to its shareholders. In addition, if Colonial Properties fails to qualify as a REIT, all distributions to shareholders, to the extent of Colonial Properties’ current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would receive qualified dividend income that would be taxed at capital gains rates, and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, Colonial Properties also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that Colonial Properties would be entitled to any statutory relief.

Tax Aspects of Colonial Properties’ Investments in Partnerships

     General

     All of Colonial Properties’ investments are held directly or indirectly through CRLP. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Colonial Properties includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Colonial Properties includes its proportionate share of assets held through CRLP. See “— Taxation of Colonial Properties as a REIT — Ownership of Partnership Interests by a REIT” above.

     Entity Classification

     Colonial Properties holds direct or indirect interests in CRLP and other Partnerships. Colonial Properties believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of Colonial Properties’ assets and items of gross income would change, which could preclude Colonial Properties from satisfying the asset tests and possibly the income tests (see “—Taxation of Colonial Properties as a REIT

— Asset Tests Applicable to REITs” and “—Taxation of Colonial Properties as a REIT— Income Tests Applicable to REITs”), and in turn could prevent Colonial Properties from qualifying as a REIT.

     Allocations of Income, Gain, Loss and Deduction

     A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations. Generally, Section 704(b) of the Code and the related Treasury regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the Partnerships in which Colonial Properties owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a Partnership in exchange for an interest in the Partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. CRLP was formed by (and continues to acquire some assets from time to time by) way of contributions of appreciated property. Consequently, CRLP’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c). As a result, certain limited partners of CRLP will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. These allocations will tend to eliminate the Book-Tax Difference over time. However, the special allocation rules of Section 704(c) as applied by Colonial Properties do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause Colonial Properties to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to its as a result of such sale. This may cause Colonial Properties to recognize taxable income in excess of cash proceeds, which might adversely affect Colonial Properties’ ability to comply with the REIT distribution requirements. See “—Taxation of Colonial Properties as a REIT— Annual Distribution Requirements.”

U.S. Taxation of Taxable U.S. Shareholders

     As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of a Common Share that is, for United States federal income tax purposes:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•	a corporation, partnership limited liability company, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person.

     In the case of an entity treated as a partnership for United States federal income tax purposes that holds Common Shares, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in Colonial Properties’ shares through entities treated as partnerships for United States federal income tax purposes should consult their tax advisors. A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds Colonial Properties shares, that is not a U.S. shareholder.

     Distributions

     So long as Colonial Properties qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. As a general rule, for purposes of determining whether a distribution made on Common Shares is a taxable dividend, Colonial Properties allocates its current earnings and profits as follows: (1) first, to the distributions made on Colonial Properties preferred shares, or “Preferred Shares,” and among classes and series of Preferred Shares in accordance with their priorities, and (ii) second, if any accumulated earnings and profits are remaining, to the distributions made on Common Shares. The effect of this rule is to cause all distributions made on Preferred Shares to be fully taxable as dividends before any portion of a distribution made on Common Shares is taxable as a dividend. Distributions in excess of Colonial Properties’ current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. shareholder’s adjusted basis in its shares will be taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If Colonial Properties declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, Colonial Properties will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

     Colonial Properties may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. Designations made by Colonial Properties only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Colonial Properties designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     Instead of paying capital gain dividends, Colonial Properties may designate all or part of its net capital gain as “undistributed capital gain.” Colonial Properties will be subject to tax at regular corporate rates on any undistributed capital gain.

     A U.S. shareholder:

•	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

•	will be deemed to have paid its proportionate share of the tax paid by Colonial Properties on such undistributed capital gains and receive a credit or a refund, as the case may be, to the extent that the tax paid by Colonial Properties exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

     A U.S. shareholder will increase the basis in its Colonial Properties shares by the excess, if any, of the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of Colonial Properties will be adjusted appropriately.

     With respect to holders who are taxed at the rates applicable to individuals, Colonial Properties must classify portions of any designated capital gain dividend into the following categories:

•	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

     Colonial Properties must determine the maximum amounts that it may designate as 15% and 25% capital gain dividends by performing the computation required by the Code as if Colonial Properties were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

     Recipients of capital gains dividends from Colonial Properties that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

     Qualified Dividend Income

     With respect to holders who are taxed at the rates applicable to individuals, Colonial Properties may elect to designate a portion of its distributions paid to such holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders at capital gain rates, provided that the holder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares became ex-dividend with respect to the relevant distribution. If preferred stock dividends are paid that are attributable to a period or periods aggregating in excess of 366 days, the shares must be held for more than 90 days during an 181-day period beginning 90 days before the ex-dividend date. The maximum amount of Colonial Properties’ distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by Colonial Properties during such taxable year from non-REIT corporations (including Colonial Properties’ taxable REIT subsidiaries);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Colonial Properties with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by Colonial Properties with respect to such built-in gain.

     Generally, dividends that Colonial Properties receives will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (generally excluding a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. Colonial Properties generally expects that an insignificant portion, if any, of our distributions to shareholders will consist of qualified dividend income. If Colonial Properties designates any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

     Other Tax Considerations

     Distributions made by Colonial Properties and gain arising from the sale or exchange by a U.S. shareholder of Colonial Properties shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from Colonial Properties generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of

Colonial Properties shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gain or income will be taxed at ordinary income tax rates. Colonial Properties will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of Colonial Properties. Colonial Properties’ operating or capital losses would be carried over by Colonial Properties for potential offset against future income, subject to applicable limitations.

     For purposes of computing liability for the alternative minimum tax, certain of Colonial Properties’ alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of its shareholders in the ratio that Colonial Properties’ distributions bear to Colonial Properties’ taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of Colonial Properties’ shareholders are deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of Colonial Properties and are taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the distributions are attributable.

Sales of Shares

     Upon any taxable sale or other disposition of Common Shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. shareholder’s adjusted basis in the Common Shares for federal income tax purposes.

     This gain or loss will be a capital gain or loss if the Common Shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability.

     In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, but only to the extent of distributions received by the

U.S. shareholder from Colonial Properties that were required to be treated as long-term capital gains.

U.S. Taxation of Tax-Exempt Shareholders

     Provided that a tax-exempt shareholder has not held its Colonial Properties shares as “debt financed property” within the meaning of the Code, the dividend income from Colonial Properties will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of Colonial Properties shares will not constitute UBTI unless the tax-exempt shareholder has held its share as debt financed property within the meaning of the Code or has used the Common Shares in a trade or business.

     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in Colonial Properties will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

     A REIT is a pension held REIT if it meets the following two tests:

•	it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (a) at least one pension trust holds more than 25% of the value of the REIT’s shares, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

     The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts.

Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its Declaration of Trust, Colonial Properties does not expect to be classified as a pension held REIT. However, no assurance can be given that Colonial Properties will not become a “pension-held REIT” in the future.

U.S. Taxation of Non-U.S. Shareholders

     Distributions by Colonial Properties

     As described in the discussion below, distributions paid by Colonial Properties with respect to its Common Shares will be treated for federal income tax purposes as either:

•	ordinary income distributions;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that Common Shares will continue to be considered regularly traded on an established securities market for purposes of the “FIRPTA” provisions described below. If Common Shares are no longer regularly traded on an established securities market, the tax considerations described below would differ.

Ordinary Income Distributions. A distribution paid by Colonial Properties to a non-U.S. common shareholder will be treated as an ordinary income distribution if the distribution is paid out of current or accumulated earnings and profits of Colonial Properties and:

•	the distribution is not attributable to net capital gain of Colonial Properties; or

•	the distribution is attributable to net capital gain of Colonial Properties from the sale of “U.S. real property interests” and the non-U.S. common shareholder owns 5% or less of the value of Common Shares at all times during the taxable year during which the distribution is paid.

     Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax).

     Generally, Colonial Properties will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Colonial Properties; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with Colonial Properties claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

     Return of Capital Distributions. A distribution in excess of Colonial Properties’ current and accumulated earnings and profits will be taxable to a non-U.S. shareholder, if at all, as gain from the sale of Common Shares to the extent that the distribution exceeds the non-U.S. shareholder’s basis in its Common Shares. A distribution in excess of Colonial Properties’ current and accumulated earnings and profits will reduce the non-U.S. shareholder’s basis in its Common Shares and will not be subject to U.S. federal income tax.

     Colonial Properties may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

     Capital Gain Dividends. A distribution paid by Colonial Properties to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of current or accumulated earnings and profits of Colonial Properties and:

•	the distribution is attributable to net capital gain of Colonial Properties (other than from the sale of “U.S. real property interests”) and Colonial Properties timely designates the distribution as a capital gain dividend; or

•	the distribution is attributable to net capital gain of Colonial Properties from the sale of “U.S. real property interests” and the non-U.S. common shareholder owns more than 5% of the value of Common Shares at any point during the taxable year in which the distribution is paid.

     Due to recent amendments to the REIT taxation provisions in the Code, it is not entirely clear whether designated capital gain dividends described in the first bullet point above (that is, distributions attributable to net capital gain from sources other than the sale of “U.S. real property interests”) that are paid to non-U.S. shareholders who own less than 5% of the value of Common Shares at all times during the relevant taxable year will be treated as long-term capital gain to such non-U.S. shareholders. If Colonial Properties were to pay such a capital gain dividend, non-U.S. shareholders should consult with their own tax advisors regarding the taxation of such distribution. Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of “U.S. real property interests” generally will not be subject to U.S. tax in the hands of the non-U.S. shareholder unless:

•	the non-U.S. shareholder’s investment in its Common Shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

     Under the Foreign Investment in Real Property Tax Act, referred to as “FIRPTA,” distributions that are attributable to net capital gain from the sales by Colonial Properties of U.S. real property interests and paid to a non-U.S. shareholder that owns more than 5% of the value of Common Shares at any time during the taxable year during which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

     Any distribution paid by Colonial Properties that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. Colonial Properties will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to the sale by Colonial Properties of U.S. real property interests. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

     Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by Colonial Properties as undistributed capital gains in respect of the Colonial Properties shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by Colonial Properties of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by Colonial Properties on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by Colonial Properties were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If Colonial Properties were to designate any portion of its net capital gain as undistributed capital gain, a non-U.S. shareholder should consult with its own tax advisor regarding the taxation of such undistributed capital gain.

     Sale of Common Shares

     Gain recognized by a non-U.S. shareholder upon the sale or exchange of Colonial Properties shares generally would not be subject to United States taxation unless:

•	the investment in Colonial Properties shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	the Colonial Properties shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

     Colonial Properties shares will not constitute a United States real property interest if Colonial Properties is a domestically-controlled REIT. Colonial Properties will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

     Colonial Properties believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of Colonial Properties shares would not be subject to taxation under FIRPTA. Because Colonial Properties shares are publicly traded, however, Colonial Properties cannot guarantee that it is or will continue to be a domestically-controlled REIT.

     Even if Colonial Properties does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its Colonial Properties shares, gain arising from the sale still would not be subject to FIRPTA tax if:

•	the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of Common Shares being sold throughout the shorter of the period during which the non-U.S. shareholder held the Common Shares or the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of Colonial Properties shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Dividend Reinvestment and Stock Purchase Plan

     Amounts Treated as a Distribution. Generally, a dividend reinvestment and stock purchase plan (“DRIP”) participant will be treated as having received a distribution with respect to our common stock for federal income tax purposes in an amount determined as described below.

•	A shareholder who participates in the dividend reinvestment feature of the Program and whose dividends are reinvested in Colonial Properties shares purchased from Colonial Properties will be treated for federal income tax purposes as having received a distribution from Colonial Properties with respect to its Colonial Properties shares equal to the fair market value of the Colonial Properties shares credited to the shareholder’s DRIP account on the date the dividends are reinvested. The amount of the distribution deemed received (and that will be reported on the Form 1099-DIV received by the shareholder) may exceed the amount of the cash dividend that was reinvested, due to a discount being offered on the purchase price of the shares purchased.

•	A shareholder who participates in the dividend reinvestment feature of the DRIP and whose dividends are reinvested in Colonial Properties shares purchased in the open market, will be treated for federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) a distribution from Colonial Properties with respect to its Colonial Properties shares equal to the fair market value of the Colonial Properties shares credited to the shareholder’s DRIP account (plus any brokerage fees and any other expenses deducted from the amount of the distribution reinvested) on the date the dividends are reinvested. If Colonial Properties offers a discount on Colonial Properties shares purchased on the open market in the future, the amount of the distribution the shareholder will be treated as receiving (and that will be reported on the Form 1099-DIV received by the shareholder) may exceed the cash distribution reinvested as a result of any such discount.

•	A shareholder who participates in both the dividend reinvestment and the cash investment features of the DRIP and who purchases Colonial Properties shares through the cash investment feature of the DRIP will be treated for federal income tax purposes as having received a distribution from us with respect to its Colonial Properties shares equal to the fair market value of the Colonial Properties shares credited to the shareholder’s DRIP account on the date the shares are purchased less the amount paid by the shareholder for the Colonial Properties shares (plus any brokerage fees and any other expenses paid by the shareholder).

•	Although the tax treatment with respect to a shareholder who participates only in the cash investment feature of the DRIP and does not participate in the dividend reinvestment feature of the DRIP is not entirely clear, Colonial Properties will report any discount offered as a distribution to that shareholder on Form 1099-DIV. Shareholders are urged to consult with their tax advisor regarding the tax treatment to them of receiving a discount on cash investments in Colonial Properties shares made through the DRIP.

     In the situations described above, a shareholder will be treated as receiving a distribution from Colonial Properties even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions paid by Colonial Properties, as described above under “U.S. Taxation of Taxable U.S. Shareholders Generally,” “U.S. Taxation of Tax-Exempt Shareholders,” or “U.S. Taxation of Non-U.S. Shareholders,” as applicable.

     Basis and Holding Period in Stock Acquired Pursuant to the DRIP. The tax basis for Colonial Properties shares acquired by reinvesting cash distributions through the DRIP generally will equal the fair market value of the Colonial Properties shares on the date of distribution (plus the amount of any brokerage fees paid by the shareholder). Accordingly, if Colonial Properties offers a discount on the purchase price of Colonial Properties shares purchased with reinvested cash distributions, the tax basis in the Colonial Properties shares would include the amount of any discount. The holding period for Colonial Properties shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.

     The tax basis in Colonial Properties shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring the Colonial Properties shares, including any brokerage fees paid by the shareholder. If Colonial Properties offers a discount on the purchase price of the Colonial Properties shares purchased by making an optional cash investment, then the tax basis in those shares also would include any amounts taxed as a dividend. The holding period for the Colonial Properties shares purchased through the optional cash investment feature of the DRIP generally will begin on the day the Colonial Properties shares are purchased for the participant’s account.

     Withdrawal of Stock from the DRIP. When a participant withdraws stock from the DRIP and receives whole stock, the participant will not realize any taxable income. However, if the participant receives cash for a fractional share, the participant will be required to recognize gain or loss with respect to that fractional share.

     Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from Colonial Properties will apply to all amounts treated as distributions pursuant to the DRIP. See “U.S. Shareholders” and “Non-U.S. Shareholders” contained in “Backup Withholding and Information Reporting Requirements,” for discussion of the withholding requirements that apply to other distributions that Colonial Properties pays. All withholding amounts will be withheld from distributions before the distributions are reinvested under the DRIP. Therefore, if a U.S. shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under the DRIP will be reduced by the withholding amount.

Backup Withholding and Information Reporting Requirements

     U.S. Shareholders

     In general, information reporting requirements will apply to payments of dividends on Colonial Properties shares and payments of the proceeds of the sale of shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

•	the payee fails to furnish a taxpayer identification number, or “TIN”, to the payer or to establish an exemption from backup withholding;

•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

•	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

•	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

     Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders

     Generally, information reporting will apply to payments of distributions on shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding described above for U.S. shareholders, unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker, unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

     Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

     Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in Colonial Properties shares.

Tax Shelter Reporting

     If a holder recognizes a loss as a result of a transaction with respect to Colonial Properties shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders of Colonial Properties shares should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

State and Local Considerations

     Colonial Properties and the Colonial Properties shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Colonial Properties and the Colonial Properties shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Colonial Properties shares.

CERTAIN ALABAMA STATE TAX CONSIDERATIONS

     The Alabama Real Estate Investment Trust Act of 1995, or “Alabama REIT Law”, generally conforms the treatment of REITs (such as Colonial Properties) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Alabama REIT Law specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT’s income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT’s income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (i.e., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a “trade or business” in Alabama. Colonial Properties has received an opinion from special Alabama tax counsel to the effect that so long as Colonial Properties’s sole assets consist of stock and securities of other corporations or partnerships (i.e., Colonial Properties Services, Inc., CRLP), (i) individual Colonial Properties shareholders who are not residents of Alabama for Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in Colonial Properties shares.

     The state of Alabama imposes a privilege tax on a REIT organized under Alabama law. The amount of the privilege tax due is based on the REIT’s net worth. The privilege tax imposed on a REIT will be not less than $100 nor more than $500,000 (and perhaps $15,000). Any Alabama privilege tax that Colonial Properties is required to pay will reduce the cash available for distribution by Colonial Properties to shareholders.